Exhibit 99.1

VBI Vaccines Announces First Quarter 2020 Financial Results and Provides Corporate Update

●	Successful completion of the pivotal Phase 3 program for Sci-B-Vac®, on-track for submission of regulatory approval applications in the U.S., Europe, and Canada expected to begin in Q4 2020
●	Announcement of pan-coronavirus vaccine candidate targeting COVID-19, SARS, and MERS – human clinical study material expected to be available in Q4 2020
●	Expanded immunologic, tumor, and clinical data from recurrent GBM Phase 2a clinical study of VBI-1901 expected mid-year and Q4 2020
●	Human proof-of-concept data from Phase 1b/2a study of hepatitis B immunotherapeutic, VBI-2601, expected H2 2020
●	Net cash proceeds of approximately $54 million added to balance sheet from underwritten public offering in April 2020

CAMBRIDGE, Mass. (May 6, 2020) – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today reported financial results for the first quarter ending March 31, 2020 and provided a corporate update.

President and CEO, Jeff Baxter, commented, “The last several months have brought unprecedented public health and societal challenges. Science and technology are at the forefront of everyone’s mind, and since the outbreak of COVID-19 there has been a renewed interest in the vaccine space. An effective COVID-19 vaccine is vital to enabling the return to normalcy. We need the collaboration of many great minds to solve this crisis, and we are aggressively working to be part of the solution with our recently announced pan-coronavirus vaccine candidate. Our candidate, VBI-2901, co-expresses SARS-CoV-2, SARS-CoV, and MERS-CoV spike proteins in a multivalent construct that could allow for the production of broadly reactive antibodies, which may also offer potential protection from mutated strains of COVID-19 that may emerge over time. In collaboration with the National Research Council of Canada (NRC), we are evaluating and selecting the optimal vaccine candidate, with the goal of having clinical study material available in Q4 2020. Additionally, we aim to provide periodic updates on the candidate development throughout 2020.

“In this time of heightened public health focus and awareness, we continue to fire on all cylinders as we work to address other significant public health needs. Following the successful completion of the pivotal Phase 3 program for Sci-B-Vac®, our tri-antigenic prophylactic hepatitis B vaccine, we are working with the FDA, EMA, and Health Canada to prepare for submissions of regulatory approval applications in the U.S., Europe, and Canada, beginning in the fourth quarter of 2020. Additionally, the clinical trials for our hepatitis B immunotherapeutic and our glioblastoma (GBM) cancer vaccine immunotherapeutic candidates have not yet been materially impacted by the COVID-19 pandemic and are currently on-track for their respective clinical data readouts expected later in 2020.

“We have been working hard to ensure the safety and health of all employees while also continuing to achieve key program milestones. This balance has required tremendous dedication, flexibility, and communication from every member of the VBI team. With net proceeds of approximately $54 million from our recent equity raise added to the balance sheet, we believe we are now well-positioned to capitalize on the growth and value-driving opportunities ahead.”

Recent Highlights and Upcoming Program Milestones

Equity Financing

●	April 2020: $57.5 million of gross proceeds raised in an underwritten public offering, resulting in net cash proceeds to the company of approximately $54 million.

Appointment of New Board Member

●	March 2020: Damian Braga, former Senior Vice President, Global Commercial Operations and President, U.S. and the Americas, of Sanofi Pasteur, joined VBI’s Board of Directors.

Sci-B-Vac®: Tri-antigenic Prophylactic Hepatitis B (HBV) Vaccine

●	January 2020: Positive top-line results from second pivotal Phase 3 study, CONSTANT, demonstrated lot-to-lot manufacturing consistency, high seroprotection rates and antibody titers, safety and tolerability.
●	Q2 2020: Pre-BLA discussions expected with the FDA.
●	Q4 2020: Submission of applications for regulatory approvals in the U.S., Europe, and Canada expected to begin.

VBI-2601 (BRII-179): HBV Immunotherapeutic Candidate

●	H2 2020: Initial human proof-of-concept data expected from Phase 1b/2a study.

VBI-1901: Cancer Vaccine Immunotherapeutic Candidate

●	February 2020: Dosing of the 10 patients in the VBI-1901 + GSK’s AS01B adjuvant system study arm began.
●	March 2020: Overall survival (OS) data from Part A VBI-1901 + GM-CSF study arm demonstrated 12-month OS rates of 83% (n=5/6) among vaccine responders vs. 33% (n=3/9) for vaccine non-responders, and a 6.25-month improvement in median OS among vaccine responders (14.0 months) vs. non-responders (7.75 months).
●	April 2020: Based upon review of safety data from the first three patients enrolled, the independent Data and Safety Monitoring Board (DSMB) unanimously recommended continuation of the Phase 2a VBI-1901 + AS01B study arm without modification.
●	Mid-year 2020: Expanded immunologic, tumor, and clinical data expected from the Phase 2a VBI-1901 + GM-CSF study arm.
●	Q4 2020: Initial immunologic and tumor response data expected from the Phase 2a VBI-1901 + AS01B study arm.

VBI-2901: Trivalent Prophylactic Pan-Coronavirus Candidate

●	March 2020: As part of a collaboration with the NRC, preclinical development began on a pan-coronavirus vaccine targeting COVID-19, severe acute respiratory syndrome (SARS), and Middle East respiratory syndrome (MERS).
●	Q2 2020: IND-enabling pre-clinical animal models expected to begin.
●	Q4 2020: Clinical study materials expected to be available for clinical studies.

First Quarter 2020 Financial Results

●	Cash Position: VBI ended the first quarter of 2020 with $35.8 million in cash and cash equivalents compared to $44.2 million as of December 31, 2019. Cash position at March 31, 2020, does not include approximately $54 million of net cash proceeds from the April 2020 underwritten public offering.
●	Net Cash Used in Operating Activities: Net cash used in operations for the three months ended March 31, 2020 was $7.6 million compared to $14.0 million for the same period in 2019. This decrease was due to completion of the Sci-B-Vac® Phase 3 clinical studies.
●	Cash Used for Purchase of Property and Equipment: Cash used for the purchase of property and equipment was $0.1 million for the three months ended March 31, 2020 compared to $1.9 million for the same period in 2019. The difference is due to capital purchases and replacements related to the modernization and capacity increases of our manufacturing facility in Rehovot, Israel, that occurred in the first quarter of 2019. The modernization and capacity increases were completed in May 2019.
●	Revenue: Revenue in the first quarter of 2020 was $0.42 million, compared to $0.36 million for the same period in 2019. This increase was due to an increase in named-patient sales of Sci-B-Vac® in Europe.
●	Cost of Revenues: Cost of Revenues was $2.6 million for the first quarter of 2020 compared to $1.2 million in the same period of 2019. The increase is due to re-commencement of manufacturing at the facility in Rehovot and the related costs.
●	Research and Development (R&D): R&D expenses were $3.2 million for the first quarter of 2020, compared to $9.0 million for the same period in 2019. The decrease in R&D expenses is the result of the decrease in costs related to the Sci-B-Vac® Phase 3 clinical studies, the first of which (PROTECT) completed in June 2019, the second of which (CONSTANT) completed in January 2020.
●	General and Administrative (G&A): G&A expenses were $4.1 million for the first quarter of 2020, compared to $4.0 million for the same period in 2019. This slight increase is due to the increase in pre-commercial activities for Sci-B-Vac®, but is largely offset by the allocation of certain cost of revenues, related to the temporary closure of the Rehovot facility, in the first quarter of 2019 that did not reoccur during the first quarter of 2020.
●	Net Loss: Net loss and net loss per share for the first quarter of 2020 were $8.4 million and $0.05, respectively, compared to a net loss of $14.6 million and a net loss per share of $0.15 for the first quarter of 2019.

VBI Vaccines Inc. and Subsidiaries

Selected Condensed Consolidated Balance Sheet

(In Thousands)

	March 31, 2020	December 31, 2019
	(Unaudited)
Assets
Cash and cash equivalents	$35,803	$44,213
Accounts receivable, net	134	201
Inventory, net	644	1,075
Prepaid expenses and other current assets	1,288	1,474
Total current assets	37,869	46,963
Property and equipment, net	9,599	10,195
Intangible assets, net	55,918	60,756
Goodwill	2,032	2,208
Other non-current assets	1,816	2,079
Total Assets	107,234	122,201

Liabilities and stockholder’s equity
Accounts payable	$1,313	$1,127
Other current liabilities	27,820	28,630
Total current liabilities	29,133	29,757
Total non-current liabilities	3,670	4,189
Total liabilities	32,803	33,946
Total stockholders’ equity	74,431	88,255
Total liabilities and stockholders’ equity	107,234	122,201

VBI Vaccines Inc. and Subsidiaries

Condensed Consolidated Statement of Operations and Comprehensive Loss

(In Thousands Except Share and Per Share Amounts)

	For the Three Months Ended March 31
	2020	2019
	(Unaudited)
Revenues	$415	$360
Operating expenses
Cost of revenue	2,577	1,179
Research and development	3,193	9,040
General and administrative	4,058	3,960
Total operating expenses	9,828	14,179
Loss from operations	(9,413)	(13,819)
Interest income (expense), net	(582)	(480)
Foreign exchange gain (loss)	1,637	(307)
Loss before income taxes	(8,358)	(14,606)
Income tax benefit	-	-
Net Loss	$(8,358)	$(14,606)
Basic and diluted net loss per share	$(0.05)	$(0.15)
Weighted-average number of shares used to compute basic and diluted net loss per share	178,289,746	97,481,625
Other comprehensive income (loss) - currency translation adjustments	(6,653)	1,727
Comprehensive Loss	$(15,011)	$(12,879)

About VBI Vaccines Inc.

VBI Vaccines Inc. (Nasdaq: VBIV) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI is advancing the prevention and treatment of hepatitis B, with the only tri-antigenic hepatitis B vaccine, Sci-B-Vac®, which is approved for use and commercially available in Israel, and recently completed its Phase 3 program in the U.S., Europe, and Canada, and with an immunotherapeutic in development for a functional cure for chronic hepatitis B. VBI’s enveloped virus-like particle (eVLP) platform technology enables development of eVLPs that closely mimic the target virus to elicit a potent immune response. VBI’s lead eVLP programs include a vaccine immunotherapeutic candidate targeting glioblastoma (GBM), a prophylactic cytomegalovirus (CMV) vaccine candidate, and a prophylactic pan-coronavirus vaccine candidate. VBI is headquartered in Cambridge, MA, with research operations in Ottawa, Canada, and research and manufacturing facilities in Rehovot, Israel.

Website Home: http://www.vbivaccines.com/

News and Insights: http://www.vbivaccines.com/wire/

Investors: http://www.vbivaccines.com/investors/

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the impact of general economic, industry or political conditions in the United States or internationally; the impact of the recent COVID-19 outbreak on our clinical studies, manufacturing, business plan, and the global economy; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the SEC on March 5, 2020, and filed with the Canadian security authorities at sedar.com on March 5, 2020, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com